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                                    EXHIBIT 5.1



                                                             September 10, 1999



Board of Directors
American Technologies Group, Inc.
1017 S. Mountain Ave.
Monrovia, California  91016


Gentlemen:


     As General Counsel for American Technologies Group, Inc. (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission on or about September 10, 1999 intended to register 6,664,368 shares of the common stock of the Company issuable upon the conversion of $2,750,000 principal amount of its convertible debentures, 216,894 shares of common stock of the Company issuable upon the exercise of its common stock purchase warrants and an additional 2,522,238 shares of common stock (collectively, the "Shares"), as more fully described in the Registration Statement, I have examined such corporate records and other documents and such questions of law as I have considered necessary or appropriate for the purposes of this opinion and, on the basis of such examination, advise you that in my opinion the Shares will be, when issued as specified in the Registration Statement, validly issued, fully paid and nonassessable.


     I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. This consent is not to be construed as an admission that I am a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.


                                   Very truly yours,

                                   /s/ John M. Dab

                                   John M. Dab
                                   General Counsel